599 Lexington Avenue
New York,  NY 10022-6069
+1.212.848.4000

March 12, 2019

The Board of Directors
Quest Diagnostics Incorporated
500 Plaza Drive
Secaucus, New Jersey 07094

Ladies and Gentlemen:
We have acted as counsel to Quest Diagnostics Incorporated, a Delaware corporation (the “Company”), in connection with (i) the purchase and sale of $500,000,000 aggregate principal amount of the Company’s 4.200% Senior Notes due 2029 (the “Notes”), pursuant to the Underwriting Agreement, dated as of March 7, 2019 (the “Underwriting Agreement”), among the Company and Goldman Sachs & Co. LLC, Mizuho Securities USA LLC and Morgan Stanley & Co. LLC as representatives of the several underwriters named therein; (ii) the preparation and filing by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of the automatic registration statement on Form S-3 (File No. 333-211336) filed by the Company under the Securities Act with the Commission on May 13, 2016 (such automatic registration statement, including the information deemed to be a part thereof at the time of effectiveness pursuant to Rule 430B under the Securities Act and documents incorporated by reference therein, being hereinafter referred to as the “Registration Statement”); (iii) the preparation and filing with the Commission of the prospectus, dated May 13, 2016, relating to the debt securities generally contained in the Registration Statement (the prospectus, including the documents incorporated by reference therein, being hereinafter referred to as the “Base Prospectus”), the preliminary prospectus, dated March 7, 2019, with respect to the Notes, including the Base Prospectus, the preliminary prospectus supplement and all documents incorporated or deemed incorporated therein by reference (in the form in which it was filed with the Commission pursuant to Rule 424(b), the “Preliminary Prospectus”), the pricing term sheet, dated March 7, 2019, relating to the Notes, in the form filed with the Commission pursuant to Rule 433 under the Securities Act (the “Pricing Term Sheet”), and the final prospectus, dated March 7, 2019, with respect to the Notes, including the Base Prospectus, the final prospectus supplement and all documents incorporated or deemed incorporated therein by reference (in the form in which it was filed with the Commission pursuant to Rule 424(b) under the Securities Act, the “Final Prospectus”).
SHEARMAN.COM
Shearman & Sterling LLP is a limited liability partnership organized in the United States under the laws of the state of Delaware, which laws limit the personal liability of partners.

The Notes have been issued in one or more series pursuant to an indenture, dated as of June 27, 2001 (the “Base Indenture”), among the Company, the Subsidiary Guarantors (as defined therein) and The Bank of New York Mellon (formerly, “The Bank of New York”), as trustee (the “Trustee”), as supplemented by a first supplemental indenture, dated as of June 27, 2001, among the Company, the Initial Subsidiary Guarantors (as defined therein) and the Trustee, as further supplemented by a second supplemental indenture, dated as of November 26, 2001, among the Company, the Subsidiary Guarantors (as defined therein) and the Trustee, as further supplemented by a third supplemental indenture, dated as of April 4, 2002, among the Company, the Additional Subsidiary Guarantors (as defined therein) and the Trustee, as further supplemented by a fourth supplemental indenture, dated as of March 19, 2003, among the Company, the Additional Subsidiary Guarantor (as defined therein) and the Trustee, as further supplemented by a fifth supplemental indenture, dated as of April 16, 2004, among the Company, the Additional Subsidiary Guarantor (as defined therein) and the Trustee, as further supplemented by a sixth supplemental indenture, dated as of October 31, 2005, among the Company, the Subsidiary Guarantors (as defined therein) and the Trustee, as further supplemented by a seventh supplemental indenture, dated as of November 21, 2005, among the Company, the Additional Subsidiary Guarantors (as defined therein) and the Trustee, as further supplemented by an eighth supplemental indenture, dated as of July 31, 2006, among the Company, the Additional Subsidiary Guarantors (as defined therein) and the Trustee, as further supplemented by a ninth supplemental indenture, dated as of September 30, 2006, among the Company, the Additional Subsidiary Guarantors (as defined therein) and the Trustee, as further supplemented by a tenth supplemental indenture, dated as of June 22, 2007, among the Company, the Subsidiary Guarantors (as defined therein) and the Trustee, as further supplemented by an eleventh supplemental indenture, dated as of June 22, 2007, among the Company, the Additional Subsidiary Guarantors (as defined therein) and the Trustee, as further supplemented by a twelfth supplemental indenture, dated as of June 25, 2007, among the Company, the Additional Subsidiary Guarantors (as defined therein) and the Trustee, as further supplemented by a thirteenth supplemental indenture, dated as of November 17, 2009, among the Company, the Subsidiary Guarantors (as defined therein) and the Trustee, as further supplemented by a fourteenth supplemental indenture, dated as of March 24, 2011, among the Company, the Subsidiary Guarantors (as defined therein) and the Trustee, as further supplemented by a fifteenth supplemental indenture, dated as of November 30, 2011, among the Company, the Additional Subsidiary Guarantors (as defined therein) and the Trustee, as further supplemented by a sixteenth supplemental indenture, dated as of March 17, 2014, between the Company and the Trustee, as further supplemented by a seventeenth supplemental indenture, dated as of March 10, 2015, between the Company and the Trustee, as further supplemented by an eighteenth supplemental indenture, dated as of May 26, 2016, between the Company and the Trustee, and as further supplemented by a nineteenth supplemental indenture, dated as of March 12, 2019, between the Company and the Trustee (collectively, as so supplemented, the “Indenture”).
In that connection, we have reviewed originals or copies of the following documents:
(a)	The Indenture (including the supplemental indentures referred to above); and
(b)	The Notes in global form as executed by the Company.

The documents described in the foregoing clauses (a) and (b) of this paragraph are collectively referred to herein as the “Opinion Documents.”
We have also reviewed the following:
(a)	The Registration Statement.
(b)	The Base Prospectus.

(c)	The Preliminary Prospectus.

(d)	The Pricing Term Sheet.

(e)	The Final Prospectus.

(f)
Originals or copies of such other corporate records of the Company, certificates of public officials and of officers of the Company and agreements and other documents as we have deemed necessary as a basis for the opinions expressed below.

In our review of the Opinion Documents and other documents, we have assumed:
(a)	The genuineness of all signatures.
(b)	The authenticity of the originals of the documents submitted to us.
(c)	The conformity to authentic originals of any documents submitted to us as copies.
(d)	As to matters of fact, the truthfulness of the representations made in the Opinion Documents and in certificates of public officials and officers of the Company.
(e)
That each of the Opinion Documents is the legal, valid and binding obligation of each party thereto, other than the Company, and is enforceable against each such party, other than the Company, in accordance with its terms.

(f)	That:

(i)	The Company is duly organized and validly existing under the laws of the jurisdiction of its organization.
(ii)
The Company has the full power to execute, deliver and perform, and the Company has duly executed and delivered (except to the extent Generally Applicable Law is applicable to such execution and delivery), the Opinion Documents.

(iii)	The execution, delivery and performance by the Company of the Opinion Documents to which it is a party do not and will not:
(a)	contravene its certificate or articles of incorporation, by-laws or other organizational documents; or
(b)	except with respect to Generally Applicable Law, violate any law, rule or regulation applicable to it.
(g)
That the execution, delivery and performance by the Company of the Opinion Documents to which it is a party do not and will not result in any conflict with or breach of any agreement or document binding on it.

(h)
Except with respect to Generally Applicable Law, no authorization, approval, consent or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery or performance by the Company of any Opinion Document or, if any such authorization, approval, consent, action, notice or filing is required, it has been duly obtained, taken, given or made and is in full force and effect.

We have not independently established the validity of the foregoing assumptions.
“Generally Applicable Law” means the federal law of the United States of America, and the law of the State of New York (including in each case the rules or regulations promulgated thereunder or pursuant thereto), that a New York lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Company, the Opinion Documents or the transactions governed by the Opinion Documents, and for purposes of assumption paragraphs (f) and (h) above and our opinions below, the General Corporation Law of the State of Delaware. Without limiting the generality of the foregoing definition of Generally Applicable Law, the term “Generally Applicable Law” does not include any law, rule or regulation that is applicable to the Company, the Opinion Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to the specific assets or business of any party to any of the Opinion Documents or any of its affiliates.
Based upon the foregoing and upon such other investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that:
1.	The Indenture is the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

2.
The Notes, when authenticated by the Trustee in accordance with the Indenture and delivered and paid for as provided in the Underwriting Agreement, will be the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefits of the Indenture.

Our opinions expressed above are subject to the following qualifications:
(a)
Our opinions are subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (including without limitation all laws relating to fraudulent transfers).

(b)
Our opinions are also subject to the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

(c)	Our opinions are limited to Generally Applicable Law, and we do not express any opinion herein concerning any other law.
This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion letter and which might affect the opinions expressed herein.
We hereby consent to the filing of this opinion letter as an exhibit to your Current Report on Form 8-K, dated March 12, 2019, and incorporated by reference into the Registration Statement and to the use of our name under the heading “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.
Very truly yours,

/s/ Shearman & Sterling LLP

LN/YK/NK/YK
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